Exhibit 16.1

May 11, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentleman:

We have read the statements made by Lionheart III Corp under Item 4.01 of Form 8-K dated May 11, 2022. We agree with the statements concerning our firm in such Form 8-K; we are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Marcum LLP

MARCUM LLP